QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

October 25, 2016 Emerge Energy Services LP 180 State Street, Suite 225 Southlake, Texas 76092

Re:	Registration Statement on Form S-1—Sale of up to 3,162,500 common units representing limited partner interests in Emerge Energy Services LP

Ladies and Gentlemen:

We have acted as special counsel to Emerge Energy Services LP, a Delaware limited partnership (the "Partnership"), in connection with the proposed issuance of up to 3,162,500 common units representing limited partner interests in the Partnership (the "Common Units"). The Common Units are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on October 25, 2016 (the "Registration Statement"). The term "Common Units" shall include any additional common units registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the "Prospectus"), other than as expressly stated herein with respect to the issue of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act") and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Common Units shall have been issued by the Partnership against payment therefor in the circumstances contemplated by the form of underwriting agreement to be filed as an exhibit to the Registration Statement, the issue and sale of the Common Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the Common Units will be validly issued and, under the Delaware LP Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Validity of the Common Units." We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Common Units. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP

QuickLinks

  Exhibit 5.1